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[MERRILL
LYNCH LOGO]        MERRILL LYNCH LIFE INSURANCE COMPANY      Little Rock,
                                                             Arkansas
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                              ENDORSEMENT
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This endorsement adds or modifies certain provisions of the basic policy.  It controls over any contrary provisions of the policy.
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                              The following provision is added to the policy:

Decreasing The                The owner may elect to decrease the face amount
Face Amount                   prior to the insured's attained age 86.  The
                              minimum change in the face amount is $100,000.
                              Beginning in policy year four (4) provided that two base premiums have been paid, one such change may be requested each policy year. To request a change in face amount, you must provide satisfactory notice to us. The effective date of change will be the policy anniversary date next following approval of the change. As of the effective date of change, the guarantee period will be recalculated as follows:

                              (1)  We take the fixed base described in the
                              policy as of such date.

                              (2) Based on the policy year, the face amount of the policy, plus any additional insurance coverage provided by a rider, and the amount in
                              (1), we will redetermine the guarantee period.

                              We will not allow a decrease in the face amount:

                              -If it would result in a face amount of less than $250,000;
                              -If the resulting guarantee period will extend beyond the insured's attained age 100; or -Below the face amount required to keep the policy qualified as life insurance under federal income tax laws as interpreted by us.

                              If the change will cause this policy to become a modified endowment contract under federal income tax laws as interpreted by us, we will require your consent.


                              MERRILL LYNCH LIFE INSURANCE COMPANY



                              /s/ Barry G. Skolnick      /s/ Anthony J. Vespa
                              Secretary                  President

VUSDEC